Exhibit 3.2

AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF

NORTHWEST PIPE COMPANY

(Adopted June 12, 2025)

On June 12, 2025, upon the recommendation of the Board of Directors, the shareholders of Northwest Pipe Company, an Oregon corporation (the “Company”) approved an amendment to its Articles of Incorporation, as amended and restated, to change the Company’s name to NWPX Infrastructure, Inc. Such Amendment was filed with the Oregon Corporation Division on June 12, 2025.

The Amended and Restated Bylaws of the Company adopted December 6, 2022 (the “Bylaws”) are hereby amended by deleting the title in its entirety and replacing with the following to change the Company’s name:

“AMENDED AND RESTATED BYLAWS
OF
NWPX INFRASTRUCTURE, INC.”

All provisions of the Bylaws not hereby amended shall remain in full force and effect. This Amendment to the Bylaws and the Bylaws shall be read and construed together as a single instrument. To the extent of any inconsistency between the terms contained in the Bylaws and this Amendment to the Bylaws, the terms of this Amendment to the Bylaws shall control. Any reference to any document or agreement to the Bylaws shall include this Amendment to the Bylaws and shall refer to the Bylaws as amended by this Amendment to the Bylaws.